Exhibit 23.1

                  CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 21, 1994, which appears on page 43 of the 1994 Annual Report to the Shareholders of Hewlett-Packard Company, which is incorporated by reference in Hewlett-Packard Company's Annual Report on Form 10-K for the year ended October 31, 1994.


Price Waterhouse LLP

San Francisco, California
March 31, 1995


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